EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the registration statements (No. 33-97450, No. 33-86116, No. 333-14601 and No. 333-48446) on Form S-8 of PVF Capital Corp. of our report dated July 16, 2004, relating to the consolidated statements of financial condition of PVF Capital Corp. as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended June 30, 2004, which report appears in the June 30, 2004 Annual Report on Form 10-K of PVF Capital Corp.

/s/ Crowe, Chizek and Company LLC
Crowe, Chizek and Company LLC

Cleveland, Ohio
September 8, 2004